Exhibit 99.1

FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2020 FIRST QUARTER RESULTS

West Palm Beach, FL – February 14, 2020 – Forward Industries, Inc. (NASDAQ:FORD), a single source solution provider for the full spectrum of hardware and software product design and engineering services as well as a designer and distributer of carry and protective solutions, today announced financial results for the first quarter of fiscal year ended September 30, 2020.

First Quarter 2020 Financial Highlights

•	Loss from Operations was $29 thousand compared to loss from operations of $481 thousand for the first quarter of 2019.

•	Revenues were $8.4 million compared to $10.2 million compared to the first quarter of 2019.

•	Gross profit percentage increased to 20.5% compared to 12.8% in the first quarter of 2019.

•	Net loss for the quarter was $82 thousand compared to net loss of $531 thousand in the first quarter of 2019.

•	Loss per share was $.01 per share compared to $.06 per share for the first quarter of 2019.

Terry Wise, Chief Executive Officer of Forward Industries, stated, “During this first quarter, we believe we have made solid progress in diversifying into profitable and growing sectors. Our range of smart enabled retail products has gained solid traction– the response to Mooni lighting product featured on TV in the Good Morning America Christmas gift program was strong - and we are testing our smart range of lighting with a major retailer. In light of these achievements, together with the healthy profitability attained within our design division, I am hugely encouraged at the start of our fiscal year and very much look forward to the rest of the year with confidence.

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The tables below are derived from the Company’s condensed consolidated financial statements included in its Form 10-Q filed on February 14, 2020 with the Securities and Exchange Commission. Please refer to the Form 10-Q for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal quarter ended December 31, 2019 and 2018. Please also refer to the Company’s Form 10-K for a discussion of risk factors applicable to the Company and its business.

Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding our belief regarding our progress from retail and establishing profitable growing sectors opportunities from new business lines.  Forward has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include the inability to expand our customer base, pricing pressures, lack of success of our sales people, failure to develop products at a profit, unanticipated issues with Mooni and their relationship with retail outlets in the U.S., failure to commercialize products that we develop and unanticipated issues with our affiliated sourcing agent, issues at Chinese factories that we source our products as a result of coronavirus, failure to take advantage of synergies between IPS and Forward and failure to obtain acceptance of our products by big box retail stores. No assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2019 for information regarding risk factors that could affect the Company’s results. Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

About Forward Industries

Forward is a fully integrated design, development and manufacturing solution to top tier medical and technology customers worldwide. Through its acquisition of Intelligent Product Solutions (“IPS”), the Company has expanded its ability to design and develop solutions for our existing multinational client base and expand beyond the diabetic product line in to a variety of industries with a full spectrum of hardware and software product design and engineering services. In addition to our existing designs and distribution of carry and protective solutions, primarily for handheld electronic devices. The company now provides one stop shopping for the design development and manufacturing opportunities from a variety of sources.

Contact:

Forward Industries, Inc.

Michael Matte, CFO

(561) 465-0031

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2019	September 30, 2019
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash	$2,068,809	$3,092,813
Accounts receivable, net	7,320,670	6,695,120
Inventories	1,100,467	1,608,827
Prepaid expenses and other current assets	489,545	441,502
Total current assets	10,979,491	11,838,262

Property and equipment, net	221,362	243,002
Intangible assets, net	1,207,648	1,248,712
Goodwill	2,182,427	2,182,427
Investment	326,941	326,941
Operating lease right of use assets, net	3,569,815	–
Other assets	217,486	255,008
Total assets	$18,705,170	$16,094,352

Liabilities and shareholders' equity

Current liabilities:
Line of credit	$1,300,000	$1,300,000
Accounts payable	279,258	315,444
Due to Forward China	2,726,818	3,236,693
Deferred income	58,883	219,831
Notes payable - short-term portion	1,630,022	1,654,799
Capital leases payable - short-term portion	39,598	39,941
Deferred consideration - short-term portion	634,000	834,000
Operating lease liability - short-term portion	271,680	–
Accrued expenses and other current liabilities	695,505	694,972
Total current liabilities	7,635,764	8,295,680

Other liabilities:
Capital leases payable - long-term portion	18,010	26,438
Deferred rent	–	60,935
Operating lease liability - long-term portion	3,388,575	–
Total other liabilities	3,406,585	87,373
Total liabilities	11,042,349	8,383,053

Commitments and contingencies

Shareholders' equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized; 9,533,851 shares issued and outstanding	95,338	95,338
Additional paid-in capital	18,969,309	18,936,130
Accumulated deficit	(11,401,826)	(11,320,169)
Total shareholders' equity	7,662,821	7,711,299
Total liabilities and shareholders' equity	$18,705,170	$16,094,352

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended December 31,
	2019	2018

Net Revenues:	$8,392,854	$10,183,283
Cost of sales	6,672,845	8,880,242
Gross profit	1,720,009	1,303,041

Operating expenses:
Sales and marketing	535,172	469,599
General and administrative	1,213,966	1,313,969
Total operating expenses	1,749,138	1,783,568

Loss from operations	(29,129)	(480,527)

Other expenses:
Interest expense	(50,949)	(45,037)
Other expense	(1,579)	(4,963)
Total other expenses	(52,528)	(50,000)

Loss before income taxes	(81,657)	(530,527)

Provision for income taxes	–	–

Net loss	$(81,657)	$(530,527)

Loss per share:
Basic	$(0.01)	$(0.06)
Diluted	$(0.01)	$(0.06)

Weighted average number of common and common equivalent shares outstanding:
Basic	9,533,851	9,527,823
Diluted	9,533,851	9,527,823

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